CONTACT:  Jim Allen, Leo Taylor
                         Tandycrafts, Inc. (817) 551-9600
                         (investor_relations@tandycrafts.com)
FOR IMMEDIATE RELEASE    or
                         Jeff Lambert, Brian Edwards (mail@lambert-edwards.com)
                         Lambert, Edwards & Associates, Inc. (616) 233-0500


              TANDYCRAFTS CONCLUDES PRODUCTION AT CALIFORNIA PLANT COMPANY PLANS TO DOUBLE PRODUCTION CAPACITY AT ITS MEXICO PLANT

FORT WORTH, Texas, May 31, 2000 - In line with its previously announced strategic plan to reorganize its Pinnacle Art & Frame unit, Tandycrafts, Inc. (NYSE: TAC) today announced it has ceased production at its Van Nuys, Calif. frame manufacturing and distribution facility.

Tandycrafts, a Fort Worth-based maker and marketer of products for the home and office, unveiled a strategic plan in fiscal 1999 aimed at improving efficiency and customer service within its Pinnacle unit. The Company said it would be shifting manufacturing operations from the Van Nuys facility to its new state-of-the-art production facility in Durango, Mexico. The plan also called for the transfer of Pinnacle's distribution operations to Tandycrafts' corporate facility in Fort Worth. In addition, the Company centralized Pinnacle's product development, design, sales and administration functions that were previously located in California to the Fort Worth headquarters.

"We are committed to positioning Pinnacle as a world-class manufacturer of frames and wall decor," said Jim Allen, president of Pinnacle and president and chief operating officer of Tandycrafts. "To do that, we must have superior products and a more efficient cost structure. The closure of the Van Nuys facility was difficult from an employee perspective, but has been a positive step for Tandycrafts."

Tandycrafts said it will double its production capacity in Durango over the next several months as it transfers production lines from the Van Nuys facility to the Mexico facility. The company plans to hire an additional 200 workers to supplement the approximately 400 current employees as the transfer of the production lines progresses.

"Pinnacle remains a key component of Tandycrafts' future success, and we are committed to providing it with the financial and operational resources for growth," Allen said. "Shifting production to the new Durango facility gives Pinnacle the capacity and capabilities it needs to become the leader in the frames and wall decor market."

Tandycrafts, Inc. (www.tandycrafts.com) is a leading maker and marketer of consumer products, including frames and wall decor, office supplies, home furnishings and gift products. The Company's products are sold nationwide through wholesale distribution channels, including mass merchandisers and specialty retailers, and direct-to-consumer channels through the Company's retail stores, mail order and the Internet.

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